As filed with the Securities and Exchange Commission on February 6, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORCHESTRA BIOMED HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	92-2038755
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 Union Square Drive

New Hope, Pennsylvania 18928

(Address of Principal Executive Offices) (Zip Code)

Orchestra BioMed Holdings, Inc. 2025 New Hire Inducement Plan

(Full titles of the plans)

David P. Hochman

Chief Executive Officer

150 Union Square Drive

New Hope, PA 18928

(215) 862-5797

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Yariv Katz, Esq.

Keith Pisani, Esq.

Paul Hastings LLP

200 Park Avenue

New York, NY 10016

(212) 318-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE; INCORPORATION BY REFERENCE OF CONTENTS OF
REGISTRATION STATEMENTS ON FORM S-8

Orchestra BioMed Holdings, Inc. (the “Registrant” or the “Company”) is filing this Registration Statement with the Securities and Exchange Commission (the “SEC”) to register 950,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of the Registrant reserved for issuance under the Orchestra BioMed Holdings, Inc. 2025 New Hire Inducement Plan (the “Inducement Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the SEC are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 12, 2025, for the quarter ended June 30, 2025, filed with the SEC on August 12, 2025, and for the quarter ended September 30, 2025, filed with the SEC on November 10, 2025;

(c)	The Registrant’s Current Reports on Form 8-K, filed with SEC on February 5, 2025 (excluding the information furnished under Item 7.01), February 25, 2025, April 29, 2025 (excluding the information furnished under Item 7.01), June 24, 2025, July 31, 2025 (excluding the information furnished under Item 7.01), August 4, 2025 (excluding the information furnished under Item 7.01), October 28, 2025 (excluding the information furnished under Item 7.01) and January 12, 2026; and

(d)	The description of the Registrant’s Common Stock contained in Exhibit 4.18 to the Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025, including any amendment or reports filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:

Orchestra BioMed Holdings, Inc.

150 Union Square Drive

New Hope, PA 18938

Attn: Chief Executive Officer

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTEREST OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the General Corporation Law of the State of Delaware (“DGCL”) permits a corporation to eliminate or limit the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL or derived an improper personal benefit, or, with respect to any officer, any action by or in the right of the corporation. The Registrant’s certificate of incorporation (the “Certificate of Incorporation”) contains provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, the Registrant’s directors and officers will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except liability for the following:

•	any breach of their duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	with respect to any director, unlawful payments of dividends or unlawful stock repurchases or redemptions in violation of the DGCL;

•	any transaction from which the director derived an improper personal benefit; or

•	with respect to any officer, any action by or in the right of the corporation.

The Certificate of Incorporation also provides that if the DGCL is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of the Registrant’s directors and officers will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding or with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Certificate of Incorporation permits the Registrant to indemnify its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Registrant’s bylaws (the “Bylaws”) provide that the Registrant will indemnify its directors and officers and permit the Registrant to indemnify its employees and other agents, in each case to the extent not prohibited by the DGCL or any other applicable law.

The Registrant has entered, and expects to continue to enter, into indemnification agreements with its directors and officers, that may be broader than the specific indemnification provisions contained in the DGCL. These agreements, among other things, require the Registrant to indemnify its directors and officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses actually and reasonably incurred by the directors and executive officers in connection with any proceeding. The Registrant also maintains directors’ and officers’ liability insurance.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description
4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on January 31, 2023).

4.2	Certificate of Designation of Series A Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q filed by the Registrant on November 10, 2025)

4.3	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q filed by the Registrant on August 12, 2024).

5.1*	Opinion of Paul Hastings LLP.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm of the Registrant.

23.2*	Consent of Paul Hastings LLP (included in Exhibit 5.1).

24.1*	Power of Attorney is contained on the signature page.

99.1#	Orchestra BioMed Holdings, Inc. 2025 New Hire Inducement Plan (incorporated by reference to Exhibit 10.13 to the Quarterly Report on Form 10-Q filed by the Registrant on November 10, 2025).

99.2#	Form of Stock Option Grant Notice and Stock Option Agreement for the Orchestra BioMed Holdings, Inc. 2025 New Hire Inducement Plan (incorporated by reference to Exhibit 10.14 to the Quarterly Report on Form 10-Q filed by the Registrant on November 10, 2025).

99.3#	Form of Restricted Stock Unit Grant Notice and Award Agreement for the Orchestra BioMed Holdings, Inc. 2025 New Hire Inducement Plan (incorporated by reference to Exhibit 10.15 to the Quarterly Report on Form 10-Q filed by the Registrant on November 10, 2025).

107*	Filing Fee Table

*	Filed herewith.
#	Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in city of New York, State of New York, on February 6, 2026.

ORCHESTRA BIOMED HOLDINGS, INC.

By:	/s/ David P. Hochman
Name:	David P. Hochman
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David P. Hochman and Andrew L. Taylor, and each or any one of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ David P. Hochman David P. Hochman	Chief Executive Officer, Chairperson and Director (Principal Executive Officer)	February 6, 2026

/s/ Andrew L. Taylor Andrew L. Taylor	Chief Financial Officer (Principal Financial Officer)	February 6, 2026

/s/ Joshua Aiello Joshua Aiello	Corporate Controller (Principal Accounting Officer)	February 6, 2026

/s/ Jason Aryeh Jason Aryeh	Director	February 6, 2026
/s/ Chris Cleary Chris Cleary	Director	February 6, 2026
/s/ Pamela A. Connealy Pamela A. Connealy	Director	February 6, 2026

/s/ Eric S. Fain, M.D. Eric S. Fain, M.D.	Director	February 6, 2026

/s/ David Pacitti	Director	February 6, 2026
David Pacitti
/s/ John Mack John Mack	Director	February 6, 2026
/s/ Darren R. Sherman Darren R. Sherman	Chief Operating Officer and Director	February 6, 2026